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Exhibit 2.1       Certificate of Incorporation of Company


                          CERTIFICATE OF INCORPORATION
                                       OF
                           EXCALIBUR CONTRACTING, INC.


         Pursuant to the provisions of Section 102 of the General Corporation Law of the state of Delaware, the following Certificate of Incorporation is submitted for filing:

                                 ARTICLE 1. NAME

         The name of this corporation is Excalibur Contracting, Inc.

                     ARTICLE 2. REGISTERED OFFICE AND AGENT

         The respective names of the County and of the City within the County in which the registered office of the Corporation is to be located in the state of Delaware are the county of New Castle and the city of Wilmington. The street and number of said registered office and the address by street and number of said registered agent is The Corporation Trust Company Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                               ARTICLE 3. PURPOSE

         This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Section 102 of the General Corporation Law of the State of Delaware, as amended.

                            ARTICLE 4. CAPITAL STOCK

         The total number of shares of capital stock which the corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares of the par value of one tenth of one cent ($.001) each, divided into (a) Fifty Million (50,000,000) shares of common stock (the "Common Stock") and (b) Five Million (5,000,000) shares of preferred stock (the "Preferred Stock"). There is hereby expressly vested in the Board of Directors the authority to fix in the resolution or resolutions providing for the issue of each series of Preferred Stock, the voting power and the designations, preferences and relative, participating, optional or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated.

                               ARTICLE 5. DURATION

         This corporation has a perpetual existence.

                          ARTICLE 6. PREEMPTIVE RIGHTS

         Shareholders of this corporation have preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation.


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                          ARTICLE 7. CUMULATIVE VOTING

         Shareholders of this corporation shall not have the right to cumulate votes in the election of directors.

                              ARTICLE 8. DIRECTORS

         The number of directors of this corporation shall be fixed in the manner specified by the bylaws of this corporation.

                   ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

         a. Any breach of the director's duty of loyalty to the corporation or its stockholders;

         b. for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         c. under Section 174 of the Delaware General Corporation Law, as amended; or

         d. for any transaction from which the director derived an improper personal benefit.

         If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                        ARTICLE 10. BUSINESS COMBINATIONS

         The corporation shall not be governed by Section 203 of the Delaware General Corporation Law or any successor statute thereto or any law subsequently enacted having substantially similar effects.


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                       ARTICLE 11. POWERS OF INCORPORATORS

         The powers of the incorporator shall terminate upon the filing of the Certificate of Incorporation.

         The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

          John R. Hislop                      Donald A. Sharpe
          P.O. Box 3406, MPO                  P.O. Box 3406, MPO
          Vancouver, BC, Canada               Vancouver, BC, Canada
          V6B 3Y4                             V6B 3Y4

          Darrell Brokstein
          P.O. Box 3406, MPO
          Vancouver, BC, Canada
          V6B 3Y4

         The undersigned, for the purposes of forming a corporation under the laws of the state of Delaware, hereby executes this Certificate of Incorporation as his act and deed under penalty of perjury this 16th day of December, 1999.

                                              /s/ Jonathan J. Fisher
                                              ----------------------
                                              Jonathan J. Fisher
                                              Preston Gates & Ellis LLP
                                              701 Fifth Avenue, Suite 5000
                                              Seattle, WA 98104-7078



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